UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2021.

3D PIONEER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56089	46-2276094
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 1, 220 Albert Road

South Melbourne, VIC 3205 Australia

+61 408 002 099

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	DPSM	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Section 5- Corporate Governance and Management

Item 5.06 Change in Shell Company Status

P3d Pioneer Systems, Inc. (“DPSM” or the “Company”) has acquired software and computer equipment and has begun marketing, advertising and selling its various security and data protection products that it has developed.

The Company is now focused on Cyber Security and Data Protection with all branding and media being updated, and all documents and plans published on our corporate profile, social media and website. The global cyber security and data protection market represents a multi-billion-dollar market opportunity which is addressing a trillion-dollar global cyber-crime problem. Fortune Business Insights estimates the global cyber security market to reach $366.10 Billion USD by 2028 while Cyber Security Ventures reports that cyber-crime will cost the world $10.5 Trillion dollars annually by 2025.

The Company’s management believes that the cyber security and data protection market presents significant opportunity given the long-term global outlook in this sector and is positioning its resources to maximize its growth in this space.

Products & Services

DPSM is now able to handle complex business challenges related to cyber security and digital asset protection. The following are some of key products and services that DPSM is offering to its retail and corporate customers.

Cyber Security Consulting

We help to transform your business by managing your risks. We help you create a robust security environment to protect your business end to end. Our cyber security consulting team will assist with cyber security risk, remediation, and compliance efforts. We can achieve this by:

●	Helping businesses identify critical and data assets.
●	Conduct risk assessments.
●	Establish effective and appropriate controls.
●	Create an effective incident response plan.

Cyber Security Protection Tools

Attacks and breaches are coming from all angles, compromising your electronic assets. But with the right tools, you can secure your IT infrastructures so to prevent the loss of revenues, harm to brand reputation, and potential fines or legal liabilities. We implement the best controls to achieve optimum security.

Cyber Security 24×7 Monitoring – Data Center

Breaches happen when you don’t expect the most. The times when you are least active on a business computer network are often the times when it is most vulnerable. You can avoid the risk of unexpected downtime, slow network response, and network intrusion with our unique layered approach to security. We can ensure that you have access to the best real-time, continuous, predictive cyber security, quickly and without complexity. With 24×7 security monitoring, our clients can enjoy the peace of mind of knowing that their data and systems are safe at all times.

Cyber Security Insurance

We are able to respond to a variety of cyber risk exposures not covered under conventional insurance policies. We provide innovative protection to help businesses safeguard against sensitive data breaches (personal and corporate data), computer hacking, dumpster diving, computer viruses, employee sabotage or error, pilferage of information, security failures, business interruption and identity theft. Our new Cyber Security Insurance Policy can protect our client’s business assets against the complexity of cyber threats.

Cyber Security Education

Cybercrime is on the rise, so the need of people to combat it is also growing. The Company is proud to contribute to developing the talent and tools to make digital space safer. Our programs will equip our clients with the skills needed to become experts in this rapidly growing domain. Our training is based on a comprehensive approach to protecting network infrastructure, including securing data and information, running risk analysis and mitigation, architecting cloud-based security, achieving compliance.

Cyber Security Audit and Investigation

With the Industrial IoT, Cloud technology, and Industry 4.0 transformation processes, cyber security vulnerabilities pose higher risks for safety and business continuity. Our software programs can uncover threats and vulnerabilities, exposing weaknesses and security gaps that may exist throughout a client’s organization. Depending on the type of audit and review engagement, our team will provide a framework and guidance for a structured approach and risk-based decision making.

In connection with the acquisition of software and hardware asset and the development and marketing of the Company’s cyber security and training products, the Company no longer meets the definition of a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, in that the Company has operations, and assets, other than cash or cash equivalents. As such, the Company has changed its status from being a shell company to being a fully operating entity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D PIONEER SYSTEMS, INC.

Dated: June 21, 2021	By:	/s/ Patrick St-Pierre
Patrick St-Pierre
CEO and President